EXHIBIT 10.3

Letter Agreement

September 29, 2010

Brittany B. McKinney
17050 229th Avenue
Big Lake, Minnesota 55309

Dear Brittany,

We are pleased to offer you the position of Interim President and CEO, to be effective upon date of final signature to this letter.  Please read this letter carefully as it sets forth the terms and conditions of this promotion.

This Letter Agreement supersedes any previous agreements and understandings regarding the terms and conditions of your employment, including those set forth in your Employee Agreement dated February 2, 2009, which are hereby revoked and no longer valid, except that Exhibit B, the “Change of Control Agreement.” to the February 2, 2009 Employee Agreement (the “CoC Agreement”) remains in effect as explained more fully below.

The core responsibilities and scope of your new position are:

•                                          Act as Interim President and CEO to provide executive leadership to other Company executives, managers and personnel.

•                                          Leading by example — setting and maintaining a proper “tone at the top”, including absolute compliance with AIC’s Code of Business Conduct, both in fact and appearance

•                                          Protecting and improving AIC’s brand and image within the company and in the marketplace

•                                          Have day-to-day authority to manage Company operations and performance, taking ultimate responsibility for the Company’s financial and operational performance, including revenues and revenue growth, profitability and cash flows

•                                          Managing business risks to an acceptable level

•                                          Personally engaging in prospective and existing client relationships to expand the business and ensure resolution of issues that may arise

•                                          Leading the ongoing execution of our strategic and operational initiatives and challenging the organization in the development of new ones

•                                          Working closely with the Chair and the CFO, interact with and support the Company’s relationships with its stakeholder communities including shareholders, major investors, lenders, alliance partners and the like.

•                                          Effectively interacting with the Board of Directors, specifically ensuring that key decisions, initiatives and changes in strategy are vetted with the Chair.

In your new position you will report directly to the Board of Directors, which will work with you collaboratively to establish initial performance goals.

As an officer of the Analysts International, you must uphold and abide by the standards of conduct set forth in the Employee Handbook and the Company’s Code of Ethical Business Conduct, which can be accessed through the Analysts International intranet site (http://community.analvsts.com).  Please review these important policies.

As you are aware, you are responsible to develop and safeguard Analysts International’s confidential business information.  As a condition of your employment, you confirm your obligation not to compete unfairly with Analysts International.  Your specific obligations regarding confidential information and unfair competition have previously been supplied to you and by executing this Letter Agreement you expressly reaffirm all of those obligations.

This is a full-time exempt position.  Your annualized compensation will be $295,000, earned and paid biweekly effective October 1, 2010, and subject to all applicable withholdings and deductions.

You remain eligible to participate in all regular employee benefits as set forth in the Employee Handbook, except the Paid Time Off policies.  As an officer you are allowed discretionary time- off that is consistent with your responsibilities to the Company.

Any incentive compensation and additional stock options will be in the sole discretion of the Board of Directors.

The employment relationship between Analysts International and you is “at will” which means that your employment may be terminated by you or the Company at any time with or without “Cause,” as defined below.  Unless extended by mutual agreement of the parties or terminated, this Agreement will take effect upon date of final signature to this letter and will continue in effect until the earlier of March 31, 2011 or when the Company appoints a full-time CEO.  If the Company terminates your employment without Cause, however, you are eligible to receive severance pay equal to your base compensation at the time of termination for a period of six (6) months, with one (1) additional month for each completed year of service, to a maximum of twelve (12) months, on the condition that you sign all appropriate paperwork, including a full release of all claims in a form acceptable to the Company.

For purposes of these severance benefits, “Cause” means:

(1)                                   Unacceptable performance to standard or goals, as determined by the Board of Directors, following written notice to improve your performance,

(2)                                   Any illegal conduct involving dishonesty or fraud or any other conduct unsuitable for a Company executive, as determined by the Board of Directors,

(3)                                   Conduct that violates the Company’s Code of Ethics or other policies and procedures.

The CoC Agreement, which was appended to your previous Employee Agreement of February 2, 2009, remains in effect with the following modifications and clarifications.  As explained above, your previous Employee Agreement is revoked and no longer in effect, therefore all references or integration of that Employee Agreement in the CoC Agreement are hereby deleted.  This means that the COC Agreement is a stand-alone agreement, which expires as set forth in the CoC Agreement.  The CoC severance benefit, if conferred to you, is in lieu of, and not in addition to, any severance benefit that you may be eligible for as set forth in this Letter Agreement.

Brittany, we recognize the success and contributions you have already made to Analysts International.  We look forward to your continued contribution.  We have a bright future ahead with your leadership.

Sincerely,

/s/ Douglas C. Neve
Douglas C. Neve
Chairman of the Board of Directors

I accept the terms of this Letter Agreement and expressly reaffirm all previous obligations regarding confidential information, unfair competition and the Company’s Code of Ethical Conduct as the same have previously been supplied to me.  I understand that this Letter Agreement supersedes all previous offer letters and/or employment contracts with AIC, except as specifically provided herein with regard to the CoC Agreement.

The foregoing is agreed to and accepted.

/s/ Brittany B. McKinney
Brittany B. McKinney

Date signed:	9/29/10